Exhibit 99.1

News Release

IHS Media Contact:
David E. Pendery
+1 303 397 2468
david.pendery@ihs.com

IHS Announces Leadership Changes
IHS Executive Vice President & Chief Financial Officer Michael Sullivan leaving for personal reasons; IHS Senior Vice President & Chief Strategy Officer Richard Walker named to position

ENGLEWOOD, Colo. (August 11, 2011) - IHS (NYSE: IHS), the leading global source of critical information and insight, today announced that Executive Vice President & Chief Financial Officer Michael Sullivan is leaving the company on November 30, 2011 for personal reasons. IHS Chairman and Chief Executive Officer Jerre Stead said that Richard Walker, IHS senior vice president & chief strategy officer, has been named Executive Vice President and Chief Financial Officer replacing Sullivan. Walker will report to Stead.

Sullivan joined IHS in October 1999 as senior vice president and chief financial officer and was promoted to executive vice president and CFO in April 2006.

“During his 12-year career at IHS, Mike has been important to the success of the company, first driving the acceleration of business performance, then preparing the Company for our successful IPO in 2005,” Stead said. “Twelve years is a long time for any executive in a single role and Mike recently indicated a desire to begin considering the next phase of his professional career, but to first take a couple of well-deserved months off. We thank Mike for his outstanding leadership and contributions to making IHS the global business success that it has become today, and wish him and his family all the best in the future.”

Sullivan said: “I am very proud of what we have accomplished in my 12 years at IHS and to have been associated with such a great team of people. The company is well positioned for continued growth and success, and Rich Walker is a strong successor and a colleague for whom I have much respect. I look forward to taking some time off and then at some point, considering the next opportunity I'd like to pursue. I am leaving with great appreciation for our colleagues, customers, board and shareowners, and I know they will enjoy continued success.”

Stead added: "We are fortunate to have an executive leadership team with tremendous depth of talent and experience, and I'm pleased we are able to replace Mike by promoting Rich Walker from our team.

Rich has filled a critical leadership position for IHS as our Chief Strategy Officer and head of our Corporate Development team, and his experience and knowledge of our business will help drive the continued growth and success of the company.”

Walker was named Senior Vice President and Chief Strategy Officer in March 2011. He served previously as Senior Vice President with leadership responsibility in Strategy, Marketing, Corporate Development and Alliances since joining IHS in December 2006. Prior to IHS, Walker was Chief Operating Officer at Autobytel Inc., where he had also served as Executive Vice President of Corporate Development and Strategy since January 2003.

Previously, Walker served as Vice President for LoneTree Capital Management from August 2000 to December 2002 and was Vice President of Corporate Development for MediaOne from April 1997 to July 2000. Prior to joining MediaOne, Walker had been with U S WEST Communications since 1990 where he held a variety of roles including Manager of Finance, Manager of Market Strategy Development, Manager of Business Strategy & Finance, Director of Investor Relations and Executive Director of Corporate Development. Rich started his career in 1986 with Arthur Andersen in Atlanta where he spent five years as a Senior Accountant for the firm's audit and tax division, and later became a Senior Accountant for the Financial Consulting Services Division.

Walker graduated magna cum laude with a Bachelor of Science in Business Administration/Accounting degree in 1986 from the University of Colorado.  He later received his MBA from the University of Denver in 1994.

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About IHS (www.ihs.com)
IHS (NYSE: IHS) is the leading source of information and insight in critical areas that shape today's business landscape, including energy and power; design and supply chain; defense, risk and security; environmental, health and safety (EHS) and sustainability; country and industry forecasting; and commodities, pricing and cost. Businesses and governments in more than 165 countries around the globe rely on the comprehensive content, expert independent analysis and flexible delivery methods of IHS to make high-impact decisions and develop strategies with speed and confidence. IHS has been in business since 1959 and became a publicly traded company on the New York Stock Exchange in 2005. Headquartered in Englewood, Colorado, USA, IHS employs more than 5,100 people in more than 30 countries around the world.

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